Exhibit 10.5

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of William Penn Bancorporation (the “Company”) has granted you a restricted stock unit award (the “Award”) pursuant to the William Penn Bancorporation 2022 Equity Incentive Plan (the “Plan”) on [DATE] (the “Grant Date”). Capitalized terms used but not defined in this Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the NASDAQ Stock Market LLC.

1.	Award. You have been granted [NUMBER] restricted stock units subject to the provisions and restrictions contained in the Plan and this Agreement (the “Restricted Stock Units”).

2.	Vesting

a.	Normal Vesting. Except as provided in Sections 2(b) and 2(c) below, one-fifth of the Restricted Stock Units (rounded up to the nearest whole number of Restricted Stock Units, as necessary) will vest on each of the first through fourth anniversaries of the Grant Date and all remaining unvested Restricted Stock Units will vest on the fifth anniversary of the Grant Date (each, a “Vesting Date”), provided that you remain continuously in service with the Employer during the period beginning on the Grant Date and ending on each such Vesting Date, and you will immediately forfeit all of your unvested Restricted Stock Units upon your termination of service with the Employer (within the meaning of Article 10 of the Plan) prior to the applicable Vesting Date for such Restricted Stock Units.

b.	Death or Disability. If you separate from service with the Employer due to your death or Disability prior to the Vesting Date for any Restricted Stock Units, all remaining unvested Restricted Stock Units will become vested on the date of such separation from service. Your Disabled status must become effective prior to the date of your separation from service in order to be recognized under this Agreement.

c.	Impact of Change in Control.

i)	Employment or Service. Upon the effective date of a Change in Control, all references in this Agreement to employment or service with the Employer shall be deemed to include employment or service with the surviving entity in such Change in Control and its subsidiaries, and any transfer of employment or service from the Company or any Affiliate to the surviving entity in such Change in Control or any of its subsidiaries shall not constitute a separation from service or otherwise interrupt your continuous employment or service for purposes of this Agreement.

ii)	Restricted Stock Units Not Assumed. If the surviving entity in the Change in Control does not assume your unvested Restricted Stock Units, then all unvested Restricted Stock Units will become vested on the effective date of the Change in Control.

iii)	Separation from Service Without Cause. In the event of your involuntary separation from service with the Employer without Cause within 24 months after the effective date of a Change in Control and prior to the last Vesting Date, all unvested Restricted Stock Units will become vested on the date of such separation from service.

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

d.	No Other Special Vesting Rights. Unless otherwise determined by the Committee, no accelerated vesting of your Restricted Stock Units will apply except as specified in Section 2(b) and 2(c) above. If you forfeit Restricted Stock Units at any time, you will cease to have any rights with respect to such forfeited Restricted Stock Units.

e.	Definition of Cause.

i)	“Cause” means, with respect to the termination of employment of an employee by the Company or an Affiliate, that such termination is for “Cause” as such term (or term of like import) is expressly defined in a then-effective written employment or other agreement between the employee and the Company or Affiliate, and in the absence of such then-effective written agreement and definition, unless otherwise specified in the applicable Award Agreement:

A.	the employee’s personal dishonesty, act or failure to act constituting willful misconduct or gross negligence, that is materially injurious to the Company or any Affiliate or their reputation, breach of fiduciary duty involving personal profit, or willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order;

B.	the employee’s material failure to perform the duties of his or her employment with the Company or any Affiliate (except in the case of a termination of the employee’s employment on account of the employee’s physical or mental inability to perform such duties) and the failure to correct such failure within thirty (30) days after receiving written notice from the Company specifying such failure in detail;

C.	the employee’s willful failure to comply with any valid and legal written directive of the Board, the Chief Executive Officer or the employee’s direct supervisor (if not the Chief Executive Officer);

D.	the employee’s willful and material violation of the Company’s or an Affiliate’s code of ethics or conduct policies which results in material harm to the Company or any Affiliate;

E.	the employee’s failure to follow the policies and standards of the Company or any Affiliate as the same shall exist from time to time, provided that the employee shall have received written notice from the Board, the Chief Executive Officer or the employee’s direct supervisor (if not the Chief Executive Officer) of such failure and such failure shall have continued or recurred for ten (10) days following the date of such notice;

F.	the written requirement or direction of a federal or state regulatory agency having jurisdiction over the Company or any Affiliate that the employee’s employment with the Company or any Affiliate be terminated;

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

G.	the employee’s conviction of or plea of nolo contendere to (i) a felony or (ii) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

H.	the employee’s intentional breach of a term, condition, or covenant of this Agreement that results in material harm to the Company or an Affiliate and the failure to correct such violation within thirty (30) days after receipt of written notice from the Board, the Chief Executive Officer or the employee’s direct supervisor (if not the Chief Executive Officer) specifying such breach in detail.

ii)	“Cause” means, with respect to a Non-Employee Director, that the Non-Employee Director’s service relationship with the Employer is terminated due to the Non-Employee Director’s:

A.	willful misconduct by the Non-Employee Director that in the reasonable determination of the Board has caused or is likely to cause material injury to the reputation or business of the Company or Affiliate;

B.	any act of fraud, material misappropriation or other dishonesty by the Non-Employee Director;

C.	the Non-Employee Director’s violation of his or her fiduciary duties to the Company or its Affiliates or his or her violation of the Company’s Code of Ethical Conduct, as reasonably determined by the Board; or

D.	the Non-Employee Director’s conviction of a felony.

For purposes of this definition, no act or failure to act shall be considered “willful” if the employee or Non-Employee Director acted or failed to act either (i) in good faith or (ii) with a reasonable belief that his or her act or failure to act was not opposed to the Employer’s best interests.

An individual shall be considered to have been discharged for Cause if the Company determines within 30 days after his or her resignation or discharge that discharge for Cause was warranted.

3.	Rights as Stockholder; Dividend Equivalents. You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to your Restricted Stock Units. Upon the issuance of shares of the Company’s common stock (“Common Stock”) pursuant to Section 4 below, you shall obtain full voting and other rights of a stockholder of the Company as to such shares and no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date upon which you shall become the holder of record or the beneficial owner thereof.

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

4.	Payment

a.	Time of Payment. Within 30 days after each of the following dates (except as provided otherwise in Section 8 below), the vested portion of your Restricted Stock Units as of such date (if any, less any Restricted Stock Units which became vested and were paid on an earlier date) shall be paid to you:

i)	Each Vesting Date;

ii)	The date of your separation from service; and

iii)	The effective date of a Change in Control.

b.	Form of Payment. Vested Restricted Stock Units will be paid in one of following forms, as determined by the Company in its discretion: (i) by issuance to you and registration in your name of a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of Common Stock equal to the number of Restricted Stock Units subject to payment in shares of Common Stock, (ii) by payment to you of cash in an amount determined by multiplying the number of vested Restricted Stock Units subject to payment in cash by the Fair Market Value of a share of Common Stock on the date on which such Restricted Stock Units became vested; or (iii) by a combination of (i) and (ii). Any shares issued to you will not be subject to any restrictions under this Agreement but may be subject to certain restrictions under applicable securities laws.

5.	Withholding. You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to any payment made to you hereunder in the form of shares of Common Stock (the “Required Tax Payments”). Generally, all Required Tax Payments will be satisfied by the Company withholding shares of Common Stock otherwise to be delivered to you, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company will withhold the whole number of shares sufficient to make the Required Tax Payments and will make a cash payment to you for the difference between the Fair Market Value of the shares withheld and the Required Tax Payments on the payment date specified in Section 4 above (but if this would cause adverse accounting then the Company will withhold one less share and you must pay cash to the Company in an amount equal to any withholding due in excess of the Fair Market Value of the shares withheld).

6.	Transferability. Your Restricted Stock Units may not be sold, pledged, assigned or transferred in any manner; other than by will or the laws of descent. Any such purported sale, pledge, assignment or transfer in violation of this Agreement shall be void and of no effect.

7.	Conformity with Plan. This Award is intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that the Award shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By executing this Agreement via DocuSign or other electronic signature program, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to stockholders or annual report on Form 10-K on the Company website. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Corporate Secretary.

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

8.	Compliance with Section 409A

a.	This Agreement shall be construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an applicable exemption from Code Section 409A.

b.	To the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code Section 409A and the Department of Treasury regulations and other guidance thereunder (“Section 409A”), (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your separation from service other than on account of your death shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death); and (iii) to the extent necessary to comply with Section 409A, the definition of change in control that applies under Section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

9.	Recoupment/Clawback. Your Restricted Stock Units are subject to recoupment and clawback as provided in the Company’s Clawback Policy, as in effect at the time of the Agreement or as subsequently amended.

10.	Employment and Successors. Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement or other service agreement you may have with the Company or any Affiliate or to interfere with or limit in any way the right of the Company or any Affiliate to terminate your employment or service at any time, or confer upon you any right to continue in the employ of the Company or any Affiliate for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement or service agreement you may have with the Company. The grant of your Restricted Stock Units shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

11.	Amendment. The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of your Restricted Stock Units and this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Restricted Stock Units as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions.

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

12.	Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

William Penn Bancorporation

10 Canal Street, Suite 104

Bristol, Pennsylvania 19007

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section 12, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

13.	Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

14.	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement below, you accept the Restricted Stock Units in full satisfaction of any and all obligations of the Company to grant restricted stock units to you as of the date hereof.

15.	Governing Law. This Agreement will be governed by and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflicts of laws rules or the principles of the choice of law.

16.	Venue. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

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TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Very truly yours,

WILLIAM PENN BANCORPORATION

By:
Jonathan T. Logan
Corporate Secretary

Acceptance by Participant of Time-Based Restricted Stock Unit Award Agreement to be Made by DocuSign

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT